Exhibit 21.1

SUBSIDIARIES OF MADRIGAL PHARMACEUTICALS, INC.

Madrigal Pharmaceuticals EU Limited, an Ireland company

Synta Securities Corp., a Massachusetts securities corporation

Synta Limited Incorporated, a United Kingdom company

Canticle Pharmaceuticals, Inc., a Delaware corporation